Exhibit (d)(1)(iii)

Schedule A to

Investment Management Agreement

Revised as of March 22, 2016

Portfolio	Annual Fee Rate (stated as a percentage of the Portfolio’s average daily net assets)	Effective Date
AllianzGI Advanced Core Bond Portfolio	0.30%	10/8/15
AllianzGI Best Styles Global Managed Volatility Portfolio	0.40%	3/22/16
AllianzGI Discovery U.S. Portfolio	1.00%	10/8/15
AllianzGI Global Small-Cap Opportunities Portfolio	0.90%	6/30/14

[Signature page follows.]

Schedule A to Investment Management Agreement for AllianzGI Institutional Multi-Series Trust

IN WITNESS WHEREOF, ALLIANZGI INSTITUTIONAL MULTI-SERIES TRUST and ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC have each caused this Schedule A to the Investment Management Agreement to be signed in its behalf by its duly authorized representative, all as of the day and year first written above.

ALLIANZGI INSTITUTIONAL MULTI-SERIES TRUST

By:	/s/ Julian Sluyters
Name:	Julian Sluyters
Title:	President and Chief Executive Officer

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By:	/s/ Julian Sluyters
Name:	Julian Sluyters
Title:	Chairman-Management Board